Exhibit 10(ae)

DOCKET NO. 34077

JOINT REPORT AND APPLICATION OF ONCOR ELECTRIC DELIVERY COMPANY AND TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP PURSUANT TO PURA § 14.101	§ § § § § § §	PUBLIC UTILITY COMMISSION OF TEXAS

ORDER ON REHEARING

This Order addresses the Joint Report and Application filed by Texas Energy Future Holdings Limited Partnership (TEF) and Oncor Electric Delivery Company pursuant to PURA1 § 14.101 regarding the merger of TEF with Oncor’s parent, TXU Corp. As described in the findings of fact and conclusions of law set forth below, the Commission approves TEF and Oncor’s application as modified by the non-unanimous stipulation and agreement filed on October 24, 2007, as modified by an amendment to the stipulation filed on December 12, 2007.

AARP, Chapparal Steel Co., and Nucor Steel – Texas are the only parties opposed to the Stipulation. Testimony regarding opposition to the Stipulation was presented by AARP and Nucor – Steel at the Commission’s hearing on this proceeding.

Initially, Alliance for Retail Markets (ARM) and Reliant Energy Retail Services, LLC (RERS) opposed only paragraph 35 of the stipulation, which provided for a one-time $72 million credit to retail electric providers (REPs) to be refunded to residential customers. However, paragraph 35 was amended by the signatories to address issues raised by RERS and ARM, and by letters filed in this docket and through statements made on the record during the Commission’s hearing on the merits, ARM and RERS withdrew their opposition to paragraph 35 of the stipulation. Although RERS and the members of ARM have agreed to pass through the REP credit and no longer oppose paragraph 35, RERS and ARM maintain that the Commission does not have the authority

[1]	Public Utility Regulatory Act, TEX. UTIL. CODE ANN. §§ 11.001-66.017 (Vernon 2007) (PURA).

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to bind REPs to pass through the credit to end-use consumers. The Commission determines that the one-time $72 million credit represents a great benefit for Texas retail consumers. The Commission also finds that the $72 million credit to REPs to be refunded to residential customers does not reflect unreasonable rate discrimination under PURA § 36.003 or a violation of competitive methods required by PURA § 39.001. As such, the Commission has the authority to approve paragraph 35 of the stipulation, which conditions payment of the credit on a REPs’ agreement to pass the credit through to its retail customers.

Based on the evidence and testimony presented during hearing, the Commission concludes that the merger fulfills the requirements set forth in PURA § 14.101. Further, the Commission concludes that the stipulation reached by certain parties in this docket fulfills the standards for approval of non-unanimous stipulation set forth by the Texas Supreme Court in City of El Paso v. Public Utility Commission.2 Accordingly, the Commission enters this final order, which approves the application filed by TEF and Oncor and, pursuant to PURA § 39.262(o), binds TEF and Oncor to the commitments set forth in the stipulation.

I. Findings of Fact

Procedural History

1.	On April 25, 2007, TEF and Oncor (collectively Applicants) filed their Joint Report and Application of Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership Pursuant to Public Utility Regulatory Act Section 14.101 requesting a determination that the merger of TEF with Oncor’s parent, TXU Corp., is consistent with the standards set forth in PURA § 14.101(b).

2.	On May 10, 2007, the Commission granted the following parties’ motions to intervene: Texas Industrial Energy Consumers (TIEC); Steering Committee of Cities Served by Oncor Electric Delivery Company (Cities); Chapparal Steel Co.;

[2]	City of El Paso v. Pub. Util. Comm’n of Tex., 883 S.W.2d 179, 183-84 (Tex. 1994).

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Nucor Steel – Texas; Office of Public Utility Counsel (OPC); Texas State Association of Electrical Workers (IBEW); Tex-La Electric Cooperative of Texas, Inc.; and the State of Texas.

3.	On May 24, 2007, the Commission issued Order No. 6, granting the following parties’ motions to intervene: Texas Legal Services Center (TLSC); Texas Ratepayers’ Organization to Save Energy (Texas ROSE); and Alliance for Retail Markets (ARM).

4.	On June 13, 2007, the Commission issued Order No. 8, granting the motion to intervene filed by Alliance of TXU/Oncor Customers (ATOC).

5.	On June 19, 2007, the Commission issued Order No. 9, joining TXU Corp. as a necessary party to this proceeding.

6.	On June 20, 2007, the Commission issued Order No. 10, granting the motion to intervene filed by Reliant Energy Retail Services, LLC (RERS).

7.	On June 25, 2007, the Commission issued an order requesting each interested party to file a list of issues to be addressed by the Commission in this docket.

8.	On July 11, 2007, the Commission issued Order No. 13, granting the motion to intervene filed by Sharyland Utilities, LP.

9.	On July 27, 2007, the Commission issued an order requesting briefing on certain threshold legal and policy issues.

10.	On August 6, 2007, briefs regarding the threshold legal and policy issues identified by the Commission were timely filed by the following parties: ATOC, Commission Staff, Nucor Steel – Texas, TIEC, Applicants, and Cities.

11.	On August 23, 2007, the Commission issued its preliminary order, identifying issues to be addressed and issues not to be addressed and setting forth the Commission’s determination on certain threshold legal and policy issues. With respect to the threshold legal and policy issues, the Commission determined that its review of the merger under PURA §§ 14.101 and 39.262(o) is limited in scope and that the Commission can only enforce the commitments that are directly related to the public utility.

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12.	On September 24, 2007, the Commission issued Order No. 30, granting the late-filed motion to intervene filed by AARP.

13.	On October 5, 2007, a notice of settlement was filed with the following parties as signatories: Oncor, Commission Staff, OPC, Cities, TIEC, IBEW, and the State of Texas. Notice of the settlement was provided to all parties in this docket. In light of the settlement, the original hearing on the merits for this docket, scheduled for October 9-12, 2007, was cancelled.

14.	On October 10, 2007, the merger of TEF with Oncor’s parent, TXU Corp., closed.

15.	On October 24, 2007, the following parties to this docket filed an executed stipulation and agreement purporting to settle all issues in this docket concerning the merger: TEF, Oncor, Commission Staff, OPC, TIEC, Cities, State of Texas, IBEW, Texas ROSE, and TLSC (collectively signatories).

16.	On October 24, 2007, ATOC withdrew as a party from this case.

17.	On October 24, 2007, Sharyland filed a letter stating it did not oppose the stipulation.

18.	On December 12, 2007, the signatories to the stipulation filed an amendment to paragraph 35 and Exhibit B of the stipulation.

19.	By letter filed in this docket and dated December 12, 2007, RERS stated that it would no longer object to the stipulation as RERS’s concerns regarding paragraph 35 of the stipulation would be addressed by the signatories’ filing of an amended Paragraph 35.

20.	By letter filed in this docket and dated December 12, 2007, ARM stated that it would no longer oppose paragraph 35 and Exhibit B of the stipulation or pursue resolution of those issues in this proceeding as the signatories’ proposed changes to paragraph 35 and Exhibit B satisfy the concerns raised by ARM.

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21.	The Commission conducted a hearing on the merits of the stipulation for this docket on December 12, 2007.

22.	Post-hearing briefs filed by the parties by January 11, 2008 were timely received.

23.	Tex-La Electric did not take a position either supporting or opposing the stipulation.

24.	At its January 25, 2008 open meeting, the Commission discussed and rendered its decision in this docket, as set forth in this Order.

Notice

25.	Notice of the merger at issue in this proceeding and the events in this docket was provided by first class mail to: (1) all municipalities in Oncor’s service area; (2) all entities listed in the Commission’s transmission matrix in Commission Staff’s Application to Set 2007 Wholesale Transmission Service Rates for the Electric Reliability Council of Texas, Docket No. 33550 (Mar. 30, 2007); (3) all electric cooperatives and municipally-owned utilities with dually certificated areas with Oncor; (4) all REPs currently certificated by this Commission; and (5) all authorized representatives for parties in Application of TXU Electric Company for Approval of Unbundled Cost of Service Rate Pursuant to PURA § 39.201 and Commission Substantive Rule 25.344, Docket No. 22350 (Oct. 4, 2001). Further notice of this docket was provided by publication of an approved notice in local newspapers of general circulation in Oncor’s service territory once a week for two consecutive weeks in accordance with P.U.C. PROC. R. 22.55.

26.	Notice of the stipulation was provided to all parties in this proceeding and in Commission Staff’s Petition for Review of the Rates of TXU Electric Delivery Company, Docket No. 34040 (pending).

Description of the Transaction

27.	Oncor is an electric utility and a distribution and transmission utility that operates within the Electric Reliability Council of Texas (ERCOT) pursuant to rates approved by the Commission and, in certain areas in which Oncor provides service, by municipalities that have retained original jurisdiction.

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28.	In addition to the transmission and distribution services provided within ERCOT, Oncor also provides limited open access wholesale transmission services under tariffs on file with the Federal Energy Regulatory Commission for certain transactions.

29.	Oncor is a Delaware limited liability company and is a wholly-owned subsidiary of TXU Corp.

30.	TEF is a Delaware limited partnership formed for the purpose of effectuating the merger of TEF with Oncor’s parent, TXU Corp.

31.	TEF is not an electric utility or a transmission and distribution utility.

32.	TEF is controlled by its sole general partner, Texas Energy Future Capital Holdings LLC, and is owned by its sole general partner and its limited partners.

33.	Upon consummation of the merger, which closed on October 10, 2007, TEF became the owner of all or substantially all of the outstanding common shares of TXU Corp.[3]

34.	Pursuant to the merger agreement governing the merger, Texas Energy Future Merger Sub Corp., a Texas corporation and wholly owned subsidiary of TEF, was merged with and into TXU Corp., with TXU Corp. continuing as the surviving corporation.

35.	Upon closing of the merger, each outstanding share of common stock of TXU Corp. was converted into the right to receive $69.25 in cash, without interest and less any applicable withholding taxes.

36.	After the closing of the merger, TEF now owns all or substantially all of the outstanding shares of TXU Corp., and Oncor remains a wholly-owned subsidiary of TXU Corp.

[3]	As a result of the closing of the Transaction, TXU Corp. is now named Energy Future Holdings Corp. Any current references to TXU Corp. in this Order are to EFH Corp.

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37.	The change in ownership of TXU Corp.’s stock as a result of the merger did not involve the transfer of any of Oncor’s assets, franchises, or certificates of convenience and necessity.

38.	No utility operations were combined or modified as a result of the merger.

Stipulation and Agreement

39.	TEF and Oncor made numerous commitments relating to the merger in their direct and rebuttal testimonies.

40.	As discussed in finding of fact 15, on October 24, 2007, a stipulation was filed that memorialized the commitments made by TEF and Oncor.

41.	As discussed in finding of fact 18, the parties to the stipulation filed an amendment to paragraph 35 of the stipulation addressing concerns raised by RERS and ARM.

42.	The commitments made by TEF and Oncor as part of this PURA § 14.101 filing are set forth below in findings of fact 43 through 95.

43.	Name Change Commitment. On or before closing of the merger, the name of TXU Electric Delivery Company will be changed to Oncor Electric Delivery Company. Oncor’s logo will be separate and distinct from the logos of the parent, TXU Corp., the retail electric provider, which will retain the name TXU Energy Retail, and the power generation company, which is expected to be renamed with the Luminant Energy brand. (In fact, the name of TXU Electric Delivery Company was changed to Oncor Electric Delivery Company on April 24, 2007.) TXU Corp. commits to maintaining a name and logo for Oncor that is separate and distinct from the names of TXU Corp.’s retail electric provider and wholesale generation companies.

44.	Separate Board Commitment. At closing and thereafter, Oncor will have a separate board of directors that will not include any members from the boards of directors of TXU Energy Retail or Luminant. This commitment is supplemented by findings of fact 74 and 75.

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45.	Separate Headquarters Commitment. Within a reasonable transition period after closing of the merger, not to exceed six months, Oncor’s headquarters will be located in a separate building from the headquarters and operations of TXU Energy Retail and Luminant.

46.	No Transaction-Related Debt at Oncor Commitment. Oncor will not incur, guaranty, or pledge assets in respect of any incremental new debt related to financing the merger at the closing or thereafter. Oncor’s financial integrity will be protected from the separate operations of TXU Energy Retail and Luminant. This commitment is supplemented by finding of fact 82.

47.	Debt-to-Equity Ratio Commitment. Oncor’s debt will be limited so that its regulatory debt-to-equity ratio (as determined by the Commission) is at or below the assumed debt-to-equity ratio established from time to time by the Commission for ratemaking purposes, which is currently set at 60% debt to 40% equity. For ratemaking purposes, in its scheduled rate cases in 2007 and 2008, Oncor will support a cost of debt that does not exceed Oncor’s actual cost of debt immediately prior to the announcement of the merger. This commitment is supplemented by findings of fact 78, 79, and 80.

48.	Capital Expenditure Commitment. Following the closing of the merger, Oncor will continue to make capital expenditures consistent with the capital expenditures in Oncor’s business plan. Total capital spending will depend in part on economic and population growth in Texas, as well as permitting and siting outcomes. However, in any event, over the five years following the year in which closing of the merger occurs, Oncor will make capital expenditures in connection with its transmission and distribution business in an aggregate amount of more than $3.0 billion. This commitment has been replaced by the provisions of finding of fact 86.

49.

DSM Commitment. Over the five years following the year in which closing occurs, subsidiaries of TXU Corp. will expend an aggregate of at least $200 million on demand-side management (DSM) over the amount included by the

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Commission in Oncor’s rates. This commitment will approximately double the level of spending on DSM currently included in Oncor’s rates. Oncor will not seek to recover in rates any of the $200 million in incremental DSM expenditures. This commitment is supplemented by findings of fact 83 and 84.

50.	Service and Safety Commitment. Oncor will support the inclusion of negotiated commitments with appropriate stakeholders regarding reliability, customer service and employee safety in any final order regarding the merger issued pursuant to PURA § 14.101. Those negotiated commitments are reflected in findings of fact 88, 89, and 90.

51.	Rate Case Commitment. If, for any reason, the Commission has not initiated a general rate proceeding for Oncor or its predecessor prior to July 1, 2008, Oncor will not later than that date file a general rate case consistent with its currently effective settlement agreement with certain municipalities.

52.	Continued Ownership Commitment. TEF will hold a majority of its ownership interest in Oncor, in the current regulatory system, for a period of more than five years after the closing date of the merger.

53.	Holding Company Commitment. A new holding company, Oncor Electric Delivery Holdings, will be formed between TXU Corp. and Oncor.

54.	Independent Board Commitment. Both Oncor Electric Delivery Holdings and Oncor will each have a board of directors comprised of at least nine persons. A majority of Oncor Electric Delivery Holdings’ board members and Oncor’s board members will qualify as “independent” in all material respects in accordance with the rules and regulations of the New York Stock Exchange (NYSE) (which are set forth in Section 303A of the NYSE Listed Company Manual and in Exhibit ONCOR/TEF 4 at FMG-2), from TXU Corp. and its subsidiaries (including TXU Energy Retail and Luminant), Texas Pacific Group (TPG), and Kohlberg Kravis Roberts & Co (KKR). Consistent with TEF’s commitments, the directors of Oncor and Oncor Electric Delivery Holdings will also not include any members from the boards of directors of TXU Energy Retail or Luminant. This commitment is supplemented by finding of fact 74.

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55.	Affiliate Asset Transfer Commitment. Neither Oncor Electric Delivery Holdings nor Oncor will transfer any material assets or facilities to any affiliates (other than Oncor Electric Delivery Holdings, Oncor, and their subsidiaries, which are hereinafter referred to as the “ring-fenced entities”), other than a transfer that is on an arm’s length basis consistent with the Commission’s affiliate standards applicable to Oncor, regardless of whether such affiliate standards would apply to the particular transaction.

56.	Arm’s Length Relationship Commitment. Each of the ring-fenced entities will maintain an arm’s length relationship with the TXU Group consistent with the Commission’s affiliate standards applicable to Oncor. This provision is supplemented by finding of fact 85.

57.	Separate Books and Records Commitment. Each of the ring-fenced entities will maintain accurate, appropriate, and detailed books, financial records and accounts, including checking and other bank accounts, and custodial and other securities safekeeping accounts that are separate and distinct from those of any other entity.

58.	Oncor Board’s Right to Determine Dividends Commitment. The Oncor Board, comprised of a majority of independent directors, will have the sole right to determine dividends. This commitment is supplemented by findings of fact 65 and 76.

59.	Capital Expenditures Within Oncor Service Territory Commitment. The $3 billion minimum commitment for Oncor capital expenditures over the five years following the merger will be spent within the traditional Oncor system, and that amount does not include any transmission projects to be constructed by Oncor as a result of the Commission’s decision in its Commission Staff’s Petition for Designation of Competitive Renewable Energy Zones, Docket No. 33672 (pending). This commitment is modified by findings of fact 86 and 87.

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60.	No Transaction Costs to Oncor Commitment. None of the fees and expenses or any incremental borrowing costs of TXU Corp. or its subsidiaries related to the merger will be borne by Oncor’s customers. This commitment is supplemented in finding of fact 82.

61.	Exclusion of Goodwill Commitment. The calculations for the debt-to-equity ratio commitment will not include goodwill resulting from the merger. This commitment is supplemented by finding of fact 80.

62.	No Inter-Company Debt Commitment. Oncor will not enter into any inter-company debt transactions with TXU Corp. affiliates following consummation of the merger. This commitment is supplemented by finding of fact 68.

63.	No Shared Credit Facilities Commitment. Oncor will not share any credit facility with any unregulated affiliate. This commitment is supplemented by finding of fact 69.

64.	No Recovery of TXU Energy Retail Bad Debt Commitment. So long as TXU Energy Retail is affiliated with Oncor, Oncor will not seek to recover from its customers any costs incurred as a result of a bankruptcy of TXU Energy Retail. This commitment is supplemented by finding of fact 72.

65.	Dividend Restriction Commitment. The Oncor LLC agreement[4] shall, and TEF and Oncor will support a Commission finding to, limit the payment of dividends by Oncor through December 31, 2012, to an amount not to exceed Oncor’s net income (determined in accordance with generally accepted accounting principles) for the period beginning on the date following the closing of the merger and ending on December 31, 2012.

66.	Write-Off Commitment. Oncor will implement a one-time $35 million write-off in 2007 or 2008, at its discretion, either prior to or after the closing of the merger, to its storm reserve and a one-time write-off in 2007 or 2008, at its discretion, either prior to or after the closing of the merger, to the 2002 restructuring

[4]	See Rebuttal Testimony of Frederick M. Goltz (Goltz Rebuttal), TEF Ex. FMG-R-2 (Highly Sensitive Confidential Exhibit).

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expenses held as regulatory assets ($20,927,391.50). These write-off amounts will not be included as a cost item in the 2008 rate case or any other Commission proceeding. Parties reserve the right to challenge claimed expenses included in storm reserve and regulatory assets accounts. These write-offs shall not be included in the calculation of net income for dividend payment purposes, as described in finding of fact 65.

67.	Reporting Commitment. Oncor will file quarterly earnings monitoring reports with the Commission, including information on dividends paid, for a period of five years beginning in January 2008.

68.	No Inter-Company Lending Commitment. Oncor will not lend money to or borrow money from TXU Corp. or TXU Corp. affiliates. This provision supplements the commitment reflected in finding of fact 62.

69.	Credit Facility Commitment. Oncor will not share credit facilities with TXU Corp. or TXU Corp. affiliates. This provision supplements the commitment reflected in finding of fact 63.

70.	No Pledging of Assets Commitment. Oncor’s assets shall not be pledged for any entity other than Oncor. This provision supplements the commitment reflected in finding of fact 46.

71.	Notice of Corporate Separateness Commitment. Oncor, TXU Corp., and TXU Corp. affiliates will provide advance notice of their corporate separateness to lenders on all new debt and will use commercially reasonable efforts to seek an acknowledgment representation of that separateness and non-petition covenants in all new debt instruments, including the debt instruments used in connection with financing the merger. This commitment will terminate at such time that Oncor ceases to be affiliated with TXU Corp.

72.	Bankruptcy Expenses Commitment. Oncor will not seek recovery in rates of any expenses related to a bankruptcy or default of TXU Corp. or TXU Corp. affiliates, including bad debt expense, or expenses associated with the expiration or cancellation of tax and interest reimbursement agreements presently in effect. This provision supplements the commitment reflected in finding of fact 64.

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73.	Credit Rating Commitment. During any period that any two of the Standard & Poor’s, Moody’s, or Fitch rating agencies rate Oncor as an entity at below investment grade, TEF will cause TXU Energy Retail within 15 days to post a letter of credit in favor of Oncor in the amount of $170 million to secure TXU Energy Retail’s payment obligations to Oncor. The parties agree that TXU Energy Retail may withdraw the letter of credit at such time as two of the three ratings agencies rate Oncor as investment grade or at such time as TXU Energy Retail and Oncor cease to be affiliated with one another. The cost of any letter of credit required under this provision will not be reflected in Oncor’s rates.

74.	Independent Directors Commitment. For an individual to qualify as an independent director of Oncor, such individual must be independent of each of Oncor, TEF, TXU Corp. and TXU Corp. affiliates, KKR, TPG, Goldman Sachs, Lehman Brothers, Morgan Stanley, Citigroup, J.P. Morgan, and CSFB in accordance with the applicable criteria set forth in the NYSE Manual for independent directors of NYSE listed companies. After such time as any of Lehman Brothers, Morgan Stanley, Citigroup, J.P. Morgan, or CSFB has sold all of the debt it underwrote to finance the merger, then any such entity that has sold all of the debt it underwrote to finance the merger shall be deemed removed from the list of entities from which an individual must be independent in order to qualify as an independent director of Oncor in this finding of fact 74. This provision supplements the commitment reflected in finding of fact 54.

75.	Minority Interest Commitment. The currently contemplated sale of a minority interest in Oncor, to the extent that such sale occurs, will be made to a party that is not otherwise affiliated with, and is independent from, TXU Corp., KKR, TPG, and Goldman Sachs. Oncor may dividend the net proceeds from the sales of minority interests in Oncor to its members without regard to the provisions of finding of fact 65.

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76.	Independence of Board Commitment. Oncor’s board cannot be overruled by the board of TXU Corp. or any of its subsidiaries on dividend policy, debt issuance, capital expenditures, management and service fees, and appointment or removal of board members, provided that such actions may also require the additional approval of Oncor Electric Delivery Holdings’ board. This provision supplements the commitment reflected in finding of fact 58.

77.

REP Credit Commitment. Oncor will provide a one-time credit of $72 million to retail electric providers (REPs) to be directly paid or credited to their retail customers. The credit shall be provided over the first full Oncor billing month that starts at least 45 days after the Commission dismisses Commission Staff’s Petition for Review of the Rates of TXU Electric Delivery Company, Docket No. 34040 (pending). Oncor will notify all REPs in its service area that the credit will be available only to those REPs that within 15 days of receiving the notice agree in writing to: (1) directly pay or credit the amount in full to retail customers by ESI ID within 45 days of receipt of the amount received through the Texas SET 810_02 transaction from Oncor, and (2) file an affidavit with the Commission within 60 days of the last day of the billing month in which the credits were provided stating that the credits which it received in this proceeding through the Texas SET 810_02 transactions were directly paid or credited to its retail customers. Oncor shall notify participating REPs of the first and last dates of the full Oncor billing month it has used in providing credits to the participating REPs. Oncor will file an affidavit with the Commission providing a list of the participating REPs within 15 days after the deadline for REPs to indicate their agreement to participate. To the extent that certain REPs do not participate in the credit, Oncor will reallocate in the same proportions the remaining portion of the $72 million credit to the REPs participating in the credit so that the full $72 million credit is received by participating REPs and directly paid or credited to retail customers. Credit amounts that are unclaimed by non-industrial customers after the initial REP allocation and reallocation will be allocated on a pro rata basis by Oncor to the bill payment assistance program of each participating REP

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that serves residential customers. Within 30 days after providing the credit, Oncor will file an affidavit with the Commission stating that it has provided the $72 million credit and listing the total amount credited by customer class and the remaining amounts paid to REPs for bill payment assistance programs. This $72 million one-time credit to retail customers shall count as a reduction to net income in the calculation of net income for dividend payment purposes described in finding of fact 65. TEF will ensure that TXU Energy Retail passes the entire credit that it receives directly through to its retail customers. The parties agree that the one-time credit will not be recovered by Oncor in any future proceedings, and further agree that they will not argue that the credit is any precedent or support for a rate reduction in the 2008 rate case or any future rate proceeding. The signatories will request the Commission to dismiss Docket No. 34040, and Oncor will agree to file a system-wide rate case no later than July 1, 2008 based on a test-year ended December 31, 2007. The one-time credit shall be allocated and provided as follows:

Customer Class	Amount Allocated to Class
Residential	$32,983,398.59
Sec<=10 kW	$790,769.48
Sec>10 kW	$26,427,614.56
Pri<=10 kW	$11,163.78
Pri>10 kW	$5,279,308.63
Transmission	$5,401,089.92
Lighting	$1,106,655.05

Credit Methodology

General

Oncor will calculate a credit amount per ESI ID in accordance with the methodology set forth in this finding of fact 77. Oncor will use the standard Texas SET 810_02 transaction with specific transaction charge code SER 105 in

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order to provide the allocated share of $72 million credit to the participating REPs by ESI ID. The credit will be calculated on an ESI ID basis for each end-use retail customer of a participating REP as of the last billing day of Oncor’s December 2007 billing cycle. Each per ESI ID credit amount shall be truncated to the cent. The credit amount for each ESI ID will be sent to that end-use retail customer’s REP as of the date of the credit, by ESI ID.

Residential Service

The residential rate-class credit will be based on a fixed dollar amount per residential ESI ID that will be calculated as follows: $32,983,398.59 divided by the total number of participating REP residential ESI IDs determined as of the last billing day of Oncor’s December 2007 billing cycle.

Secondary Service Less Than or Equal to 10 kW ($790,769.48)

Same process used for residential service.

Secondary Service Greater than 10 kW ($26,427,614.56)

The secondary-service-greater-than-10-kW customer credit will be determined based on each participating REP’s customer’s (on a per ESI ID basis) 2007 annual kilowatt-hours consumption as a percentage of the total 2007 participating REP’s annual secondary-service-greater-than-10-kW class’ kilowatt-hours.

Each individual ESI ID’s percentage as calculated above will be multiplied by the total class credit of $26,427,614.56.

Primary Service Less Than or Equal to 10 kW ($11,163.78)

Same process used for residential service.

Primary Service Greater Than 10 kW ($5,279,308.63)

Same process used for secondary service greater than 10 kW.

Transmission Service ($5,401,089.92)

Same process used for secondary service greater than 10 kW.

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Lighting Service ($1,106,655.05)

The lighting-service credit of $1,106,655.05 will be allocated to the various types of lights based on the light type’s percentage of the total revenue for the 2006 calendar year.

Light Type	% of 2006 Test Year Lighting Revenue	Credit
Schedule A	58.88%	$651,750.58
Schedule B	8.66%	$95,811.58
Schedule C	0.03%	$386.34
Schedule D	2.23%	$24,725.58
Metered (Non-Company)	1.7%	$18,622.17
Metered (Company)	0.4%	$4,420.61
Outdoor Lights	28.1%	$310,938.20
Total	100.0%	$1,106,655.06

For Street Lighting Schedules A, B, C, D and outdoor lights, the credit will be based on a fixed dollar amount per light type calculated by dividing the allocated amount for each light type by each participating REP’s number of lights in that type as of the last billing day of Oncor’s December 2007 billing cycle.

For metered streetlight service, the credit will be calculated for each metered premise based on each participating REP’s metered premises’ 2007 annual revenue as a percentage of the total 2007 revenue for metered street-light service.

78.

Debt to Equity Ratio Commitment. Oncor’s debt will be limited so that its debt-to-equity ratio is at or below the assumed debt-to-equity ratio established from time to time by the Commission for ratemaking purposes, which is currently set at 60% debt to 40% equity. The Commission has authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. The purposes to be conducted or promoted by Oncor are those of an electric transmission and

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distribution company, including owning and operating equipment or facilities to transmit and distribute electricity, and to engage in any other activities related or incidental thereto or in anticipation thereof. Oncor will agree to cap its cost of debt for the 2008 rate case at pre-merger levels. In addition, Oncor will agree that its cost of debt in future rate proceedings initiated prior to December 31, 2012 will be based on the then-current cost of debt for electric utilities which have the same investment grade ratings, as established by the Standard & Poor’s, Moody’s and Fitch rating agencies, at the time of such proceedings as Oncor’s ratings as of October 1, 2007. This provision supplements the commitment reflected in finding of fact 47.

79.	Regulatory ROE Commitment. If, at any time from the date of closing of the merger through December 31, 2012, Oncor’s entity rating is not maintained as investment grade by Standard & Poor’s, Moody’s, or Fitch credit rating agencies, Oncor will not use its below investment grade ratings to justify an argument in favor of a higher regulatory return on equity.

80.	Goodwill Commitment. TEF and Oncor will not include goodwill from the merger in the calculation of the debt-to-equity-ratio commitment to justify increased debt at Oncor. Write-downs or write-offs of goodwill will not be included in the calculation of net income for dividend payment purposes. This provision supplements the commitment reflected in finding of fact 47.

81.	Goodwill Commitment. Oncor will not seek to recover merger goodwill or any expense associated with the impairment of goodwill in its rates.

82.	No Recovery of Transaction-Related Costs Commitment. Oncor will not seek to include costs related to the merger in its rates.

83.	No Recovery of DSM/Energy Efficiency Costs Commitment. Oncor will not seek recovery in rates of any portion of the $200 million in incremental DSM expenditures. This provision supplements the commitment reflected in finding of fact 49.

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84.	DSM Spending Commitment. TEF will spend $100 million of the additional $200 million in incremental DSM expenditures reflected in finding of fact 49 at Oncor.

(i)	From January 1, 2008 through December 31, 2012, Oncor will spend $100 million of its incremental DSM expenditures as follows:

1.	Oncor will spend $16 million for low income customer programs that will be conducted in a manner consistent with the Commission’s energy efficiency rules. To do so, Oncor will negotiate and execute a contract with the Texas Association of Community Action Agencies (TACAA) to administer $3.2 million annually (for calendar years 2008 through 2012) for weatherization assistance services through local contracts with governmental and nonprofit agencies that will augment resources from the federal weatherization assistance program. Oncor will use its best efforts to have this agreement in place within 30 days of the final order in this Docket No. 34077. The contract with TACAA must contain reporting provisions to ensure that the funds are spent efficiently on effective weatherization programs, and provisions that ensure that TACAA makes reasonable progress toward spending the total $16 million over five years. TACAA must also agree that these additional weatherization funds will be spread equitably across the entire Oncor service area, including through community action agencies that are not members of TACAA. For this $l6 million for low income customer programs, Oncor shall provide the Commission accurate annual reporting of revenues spent, the reduction in demand, and energy savings by customer class.

2.	After accounting for the low income customers’ share of the $100 million to be spent by Oncor, Oncor will spend the remaining $84 million for the benefit of industrial, commercial, residential and municipal, state, and other governmental customers. Oncor will spend the remaining $84 million for DSM and energy efficiency in a manner consistent with the Commission’s energy efficiency rules, except that (A) up to $8.4 million of the remaining $84 million need not meet the cost effectiveness standards set out in such rules; and (B) program cost effectiveness will be measured over the life of the energy efficiency measure, provided that there will be realized savings in a three year period. For purposes of the remaining $84 million to be spent by Oncor, all end-use customers, including industrial, municipal, state and other governmental customers, will be considered “eligible customers.” Oncor shall provide the Commission accurate annual reporting of revenues spent, the reduction in demand, and energy savings by customer class.

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3.	The $100 million to be spent by Oncor described above will be in addition to amounts Oncor is required to spend under PURA § 39.905, other legislation, or its preexisting obligations, including those related to Commission Staff’s Application for Approval of Plan to Implement Targeted Low-Income Energy-Efficiency Programs, Docket No. 32103 (Aug. 8, 2006) and Petition of Texas Legal Services and Texas Ratepayers Organization to Save Energy to Modify the Commission’s Final Order in 32103 and to Reform The Agreement to Implement Weatherization Program, Docket No. 34630 (Pending). Energy savings achieved through the expenditure of this $100 million shall not count toward meeting or exceeding requirements of PURA § 39.905, related substantive rules, or for purposes of calculating bonuses.

4.	If the $100 million to be spent by Oncor described above is funded by Oncor, including through the sale or transfer of Oncor’s assets, the portion of the $100 million spent in any calendar year shall be included in the calculation of net income for dividend payment purposes, as described in finding of fact 65, but shall not be recognized as an expense for purposes of calculating Oncor’s rate of return as reported on any Commission-required filing or in support of any future Oncor rate increase.

(ii)	The other $100 million of incremental DSM expenditures will be funded and spent by TEF affiliates other than Oncor for the benefit of industrial, commercial, residential and municipal, state, and other governmental customers from January 1, 2008 through December 31, 2012.

(iii)	These provisions supplement the commitment reflected in finding of fact 49.

85.

Corporate Support Services Commitment. Any corporate support services provided by an affiliate shall be acquired by Oncor at cost, but this provision shall not serve as a precedent or factor for determining the validity of any affiliate expense in future rate cases. Parties in future rate cases may challenge requested affiliate expenses for compliance with PURA § 36.058. The Commission can audit compliance with this provision consistent with existing substantive rules. Further, in the 2008 rate case, Oncor will not request affiliate expenses relating to corporate support services in an amount that exceeds the amount included in its

Docket No. 34077	Order on Rehearing	Page 21 of 30

request in Docket No. 34040. Nothing in the stipulation reached by the parties in this docket shall be considered precedent as to whether CapGemini Energy L.P. (CGE) expenses are to be considered affiliate expenses. By agreeing to this provision, parties do not waive their rights to take the position that CGE is an affiliate of Oncor in the 2008 rate case and any future rate proceedings.

86.	Capital Expenditures Commitment. Oncor shall make minimum capital expenditures equal to a budget of $3.6 billion over the five-year period beginning January 1, 2008, and ending December 31, 2012, subject to the following adjustments to the extent reported to the Commission in Oncor’s quarterly earnings monitor report: Oncor may reduce capital spending due to conditions not under Oncor’s control, including, without limitation, siting delays, cancellations of projects by third-parties, or weaker than expected economic conditions. The $3.6 billion budget does not include transmission projects to be constructed by Oncor as a result of the Commission’s decision in its Commission Staff’s Petition for Designation of Competitive Renewable Energy Zones, Docket No. 33672 (pending). This finding of fact modifies the commitment reflected in finding of fact 59.

87.	Capital Expenditures Commitment. The capital expenditures contained in finding of fact 86 shall be made solely to support the traditional Oncor system.

88.	SAIDI and SAIFI Performance Standards Commitment. From January 1, 2008 until December 31, 2012, Oncor will agree to the following SAIDI and SAIFI Performance Standards, and Worst Performing Feeder Standards, including a total annual rebate payment ceiling of $2 million. The metrics for these standards were the subject of proposed legislation in the most recent legislative session; therefore in the event the metrics are changed in subsequent legislative sessions to provide for more stringent standards, Oncor shall file an application to conform the metrics referenced herein to the new metrics established in subsequent legislation.

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(i)	General Provisions

1.	The reliability standards contained herein are intended to be consistent with P.U.C. SUBST. R. 25.52.

2.	Reporting periods for these reliability standards are intended to be consistent with P.U.C. SUBST. R. 25.81, and will coincide with the reporting periods in the Oncor electric-system service-quality reports to the Commission. Annual evaluations will be for calendar years.

3.	The initial reporting period for purposes of the rebates provided herein will be the year 2008.

4.	Reliability indices are calculated for “forced interruptions” as defined by P.U.C. SUBST. R. 25.52.

(ii)	Reliability Indices

The following reliability standards use the System Average Interruption Frequency Index (SAIFI) and System Average Interruption Duration Index (SAIDI). The distribution feeder standards will be established for distribution feeders with 10 or more customers.

1.	10 Percent Worst Distribution Feeder Performance Standards

No distribution feeder will sustain a SAIFI or SAIDI value for a reporting period that is among the highest (worst) 10 percent of the feeders for any two consecutive reporting periods.

2.	300 Percent Greater than System Average Distribution Feeder Performance Standards

No distribution feeder will sustain a SAIFI or SAIDI value for a reporting period that is more than 300 percent greater than the system average of all feeders for any two consecutive reporting periods.

3.	System Wide Standards

Oncor will not exceed the system-wide SAIFI or SAIDI standard by more than 5.0 percent beginning in 2008. The System Wide Standards are the average SAIFI and the average SAIDI for 1998, 1999, and 2000.

(iii)	Maximum Amount of Rebates and Rebate Priorities

1.	The rebates for violations of the reliability standards will not exceed a total of $2 million in a calendar year.

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2.	The rebates will be credited to customers based upon the following priorities:

a.	10 Percent Worst Distribution Feeder Performance Standards

b.	300 Percent Greater than System Average Distribution Feeder Performance Standards

c.	System Wide Standards

To the extent that the $2 million rebate cap is reached, the rebate money will be prorated to customers in the last group, under subsections iii(2)(a), (b) and (c) above, eligible for rebates. Customers in higher priority groups will receive full rebates.

(iv)	Determination of Rebates

1.	10 Percent Worst Distribution Feeder Performance Standards

a.	A rebate of $20 will be made to each customer on all feeders violating one of the 10 Percent Worst Distribution Feeder Performance Standards. A separate rebate will be made for each violated standard (SAIFI or SAIDI) such that a customer on a feeder violating both standards would be credited $40.

b.	If Oncor has no distribution feeder that violates one of the 10 Percent Worst Distribution Feeder Performance Standards for a reporting period, the total amount of money for rebates will be reduced 10 percent ($200,000) for the standard achieved. This reduction of money for rebates will decrease the total amount of rebates available for a calendar year for violations of any of the remaining standards. The amount of reduction will be 20 percent ($400,000) if both standards (SAIFI and SAIDI) are achieved.

2.	300 Percent Greater than System Distribution Feeder Performance Standards

a.	A service reliability credit of $50 will be made to each customer on all feeders violating either standard. A separate credit will be made for each standard violated (SAIFI or SAIDI) such that a customer on a feeder violating both standards would be credited $100.

b.	If Oncor has no distribution feeder that violates a 300 Percent Greater than System Average Distribution Feeder Performance Standard for a reporting period, the total

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amount of money for rebates will be reduced 10 percent ($200,000) for the standard achieved. The amount of reduction will be 20 percent ($400,000) if both standards (SAIFI and SAIDI) are achieved. This reduction of money for rebates will decrease the total amount of rebates available for a calendar year for violations of any remaining 300 Percent Greater than Average Distribution Feeder Performance Standard, or the System Wide Standards, but not the 10 Percent Worst Distribution Feeder Performance Standards.

3.	System Wide Standards

a.	If the SAIFI or SAIDI System Wide Standard is violated, Oncor will distribute the total rebate on a per-capita basis among all distribution customers.

b.	SAIFI: The total rebate will be the numerical difference between the actual and the allowable SAIFI values multiplied by $1 million, up to a maximum of one-half of the total amount of money available for rebates for violations of the System Wide Standards.

c.	SAIDI: The total rebate will be the numerical difference between the actual and the allowable SAIDI values multiplied by $10,000, up to a maximum of one-half of the total amount of money available for rebates for violations of the System Wide Standards.

4.	Payment

Oncor will make rebates to the current customer at the affected consuming facility by June 1 of the year following the reporting period.

5.	Term of Standards

The electric reliability standards established in this finding of fact 88 will remain in effect from January 1, 2008 through December 31, 2012.

(v)	Any interested person will have the right to petition the Commission to revise the commitments in this finding of fact 88. In the event the Commission’s service reliability rule, P.U.C. SUBST. R. 25.52, is amended to make its reliability standards more stringent, such amendments will automatically be incorporated in these reliability commitments. Additionally, the signatories to the stipulation reached in this docket agree that they will revisit these standards and penalties in the future in the context of any performance-based ratemaking plans or rules for Oncor and/or the electric industry.

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(vi)	Within 45 days of the date of the final order in this Docket No. 34077, Oncor shall file with the Commission a compliance plan with an agreement to pass through service quality credits similar in form to phase two of the plan and the agreement adopted in Compliance Filings by Texas-New Mexico Power Company from the Order in Docket No. 30172, Project No. 30848 (Apr. 22, 2005).

89.	Street Lighting Commitment. From January 1, 2008 until December 31, 2012, to the extent not inconsistent with existing agreements with Cities, Oncor agrees to annual street light performance standards as follows:

(i)	Routine repairs (bulbs, photocells, and ballasts) – 90% complete in 5 calendar days;

(ii)	Circuit repairs (overhead/underground cable repairs) – 80% complete in 15 calendar days;

(iii)	Knockdowns (not repairs, require the replacement of the entire light) – 80% complete in 30 calendar days.

These metrics will be exempt from force majeure events, including, but not limited to, major storms, cities whose ordinances or approvals impact Oncor’s ability to meet these metrics, and mutual assistance to other utilities. Examples of qualifying city ordinances include – lane closures, pre-determined work schedules, and noise ordinances. All non-standard lights, such as antique or historical lights are exempt from this requirement since they are not readily available in Oncor’s stock or from the manufacturer. Oncor agrees to a maximum payment of $1 million per year if the standards are not achieved, to be paid to the customers affected as contained in a plan filed by Oncor with the Commission for approval. Oncor shall file such a plan within 60 days of the date of the final order in Docket No. 34077. Notwithstanding this agreement, this issue may be addressed in subsequent rate proceedings.

90.

Customer Service Commitment. From January 1, 2008 until December 31, 2012, Oncor will agree to the customer-service metric proposed by Cities’ witness Norwood (annual average response time for customer calls to Oncor’s telephone

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call center shall not exceed 60 seconds), with a total payment not to exceed $2 million per calendar year, to be paid in accordance with a plan filed by Oncor with the Commission for approval. Oncor shall file such a plan within 60 days of the date of the final order in Docket No. 34077.

91.	Advanced Metering Commitment. Oncor will file its advanced metering deployment plan with the Commission before July 1, 2008; provided, however, that should the Commission take action to materially alter the existing requirements for advanced metering deployment, Oncor reserves its rights to delay the filing for a reasonable time as may be necessary to address any such requirements. The advanced meters deployed will support DSM programs to the extent required by the Commission’s rules.

92.	Legislation Commitment. TEF, Oncor, TXU Corp. and its subsidiaries, and any legislative advocacy group to which any of the parties are members, and the other signatories will agree not to pursue, support or propose legislation that would change or abrogate any of the terms of the stipulation approved by the Commission in this docket; provided that if legislation discussed in finding of fact 88 is considered in future sessions, Oncor reserves the right to participate in that legislative process. The stipulation approved by the Commission in this docket is not intended to impair the ability of Commission Staff, OPC or the State to communicate with or respond to a request of a member of the Texas Legislature or otherwise limit the Commission’s ability to support or oppose any particular proposed legislation.

93.	Transformer Loss Commitment. Oncor will agree to make an exception to the standard transformer loss adjustment of 0.8% for high-voltage customers that are metered on the low side of the transformer, provided that the customer can provide third-party verification of the actual loss level.

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94.	Transformer Tariff Commitment. Oncor will propose and support a cost-based retail transformation tariff applicable to industrial customers in its 2008 rate filing. Parties are free to take any position with respect to the proposed tariff.

95.	Compliance Report Commitment. Oncor will comply with the commitments that are reflected in findings of fact 43 through 94. Oncor will make annual reports to the Commission regarding its compliance with these commitments.

96.	Based upon the record evidence, the terms of the stipulation reached by certain parties in this docket are reasonable.

97.	Based upon the record evidence, the stipulation reached by certain parties in this docket is in the public interest.

Evaluation of Transaction

98.	Based upon the record evidence and the commitments offered by Oncor, the merger will not adversely affect the health or safety of Oncor’s customers or employees.

99.	No party presented evidence to rebut TEF’s position that the merger will not result in the transfer of jobs of citizens of this state to workers domiciled out of this state.

100.	Based upon the record evidence and the commitment offered by Oncor relative to specific performance and customer service standards, the merger will not result in a decline in service.

101.	Based upon the commitment by TEF and Oncor that Oncor will not seek to include merger costs in future rate requests, the merger will not result in Texas ratepayers bearing merger-related costs unrelated to the corresponding benefits to Texas ratepayers.

102.	The merger, coupled with the terms of the stipulation, as amended, is in the public interest.

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II. Conclusions of Law

1.	Oncor is an electric utility as defined by PURA § 31.002(6) and a transmission and distribution utility as defined in PURA § 31.002(19).

2.	The Commission has jurisdiction over the parties and the subject matter of this docket pursuant to PURA §§ 14.101 and 39.262(o).

3.	Notice of the merger at issue in this proceeding and the events in this docket was provided as required by P.U.C. PROC. R. 22.55.

4.	The merger, coupled with the terms of the stipulation, as amended, meet the requirements set forth in PURA § 14.101 to support a public interest finding.

5.	The terms of PURA § 14.101(b)(1) and (b)(3) do not apply to the Commission’s review of the merger as the merger does not involve the sale of a utility’s assets or a merger of operating utilities.

6.	The stipulation reached by certain parties in this docket resolves all issues pending in Docket No. 34077.

7.	The Commission’s consideration of the stipulation complies with PURA § 14.054 and P.U.C. PROC. R. 22.206.

8.	The one-time $72 million credit offered by Oncor to retail electric providers set forth in finding of fact 77 does not constitute an unreasonable preference or advantage under PURA § 36.003 or a violation of the competitive methods required by PURA § 39.001.

9.	The stipulation, as amended, is in the public interest under PURA § 14.101.

10.	The stipulation, as amended, satisfies all of the Commission’s standards for review of a non-unanimous stipulation.

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III. Ordering Paragraphs

In accordance with these findings of fact and conclusions of law, the Commission issues the following Order:

1.	Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership’s application requesting a public interest finding under PURA § 14.101 on the merger of TEF with Oncor’s parent, TXU Corp., as modified by the stipulation, as amended, is approved.

2.	Oncor will comply with the commitments that are reflected in the stipulation, as set forth in findings of fact 43 through 95 in this Order. Oncor will make annual reports to the Commission regarding its compliance with these commitments.

3.	The entry of this Order consistent with the stipulation does not indicate the Commission’s endorsement of any principle or method that may underlie the stipulation. Neither should entry of this Order be regarded as a precedent as to the appropriateness of any principle or methodology underlying the stipulation.

4.	All motions or requests for entry of specific findings of fact and conclusions of law, and other requests for general or specific relief not expressly granted, are denied.

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SIGNED AT AUSTIN, TEXAS the 24th day of April 2008.

PUBLIC UTILITY COMMISSION OF TEXAS

/s/ Barry T. Smitherman
BARRY T. SMITHERMAN, CHAIRMAN

/s/ Julie Caruthers Parsley
JULIE CARUTHERS PARSLEY, COMMISSIONER

/s/ Paul Hudson
PAUL HUDSON, COMMISSIONER